Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of February 13, 2018, among Western Digital Corporation, a Delaware corporation (the “Issuer”), the guarantors party hereto (each, a “Guarantor” and together, the “Guarantors”) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of April 13, 2016 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), providing for the issuance of 10.500% Senior Unsecured Notes due 2024 (the “Notes”);

WHEREAS, the Issuer has offered to purchase for cash any and all of the outstanding Notes (the “Tender Offer”) and requested that Holders of the Notes deliver their consents to, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Indenture pursuant to the Offer to Purchase and Consent Solicitation Statement, dated January 29, 2018 (as it may be amended or supplemented from time to time), and the related Consent and Letter of Transmittal (as it may be amended or supplemented from time to time);

WHEREAS, Section 9.02 of the Indenture provides that the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes and the Subsidiary Guarantees with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer for the Notes);

WHEREAS, Holders of a majority in aggregate principal amount of the Notes have duly consented to the proposed amendments set forth in this Second Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, all other conditions precedent provided under the Indenture have been complied with to permit the Issuer, the Guarantors and the Trustee to enter into this Second Supplemental Indenture; and

WHEREAS, pursuant to Sections 9.02 and 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Amendments.

(a) The Indenture is hereby amended by deleting the following Sections of Article IV of the Indenture and all references thereto and obligations thereunder: 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.11, 4.12, 4.13, 4.15 and 4.16, in each case in its entirety, and replacing each such Section with the following: “[Intentionally Omitted].”

(b) The Indenture is hereby amended by deleting clauses (a)(ii), (a)(iii) and (b)(ii) of Section 5.01 of the Indenture and all references thereto and obligations thereunder, in each case in its entirety, and replacing each such clause with the following: “[intentionally omitted].”

(c) The Indenture is hereby amended by deleting clauses (c), (d), (e), (f), (g), (h), (i), (j), (k) and (l) of Section 6.01 of the Indenture and all references thereto and obligations thereunder, in each case in its entirety, and replacing each such clause with the following: “[intentionally omitted].”

(d) Effective as of the date hereof, none of the Issuer, the Guarantors, the Trustee or other parties to or beneficiaries of the Indenture shall have any obligations, rights or liabilities under the Sections or clauses set forth in clauses (a) through (c) above and such deleted Sections or clauses shall not be considered in determining whether a Default or Event of Default has occurred or whether the Issuer or any of the Guarantors has observed, performed or complied with the provisions of the Indenture.

(e) Any defined terms contained in the Indenture, the Notes or the Subsidiary Guarantees but no longer used as a result of the amendments made by this Second Supplemental Indenture are hereby eliminated in the Indenture. The definition of any defined term used in the Indenture, the Notes or the Subsidiary Guarantees where such definition is set forth in any of the sections or subsections of the Indenture that are eliminated by this Second Supplemental Indenture and the term it defines is still used in the Indenture, the Notes or the Subsidiary Guarantees shall be deemed to become part of, and defined in, Section 1.01 of the Indenture. Such defined terms are to be in alphanumeric order within Section 1.01 of the Indenture. Any cross-references contained in the Indenture, the Notes or the Subsidiary Guarantees but no longer applicable as a result of the amendments made by this Second Supplemental Indenture are hereby eliminated in the Indenture.

3. Effect and Operation of Second Supplemental Indenture. The provisions of this Second Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Second Supplemental Indenture shall become operative only upon the acceptance for purchase by the Issuer, pursuant to the Tender Offer, of at least a majority in aggregate principal amount of the outstanding Notes, with the result that the amendments to the Indenture effected by this Second Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur and will never become operative. The Issuer shall notify the Trustee in writing promptly after the occurrence of such purchase or promptly after the Issuer shall determine that such purchase will not occur and such notice shall state the date that this Second Supplemental Indenture becomes operative (if applicable). Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Indenture and Second Supplemental Indenture Construed Together. This Second Supplemental Indenture is an indenture supplemental to, and in implementation of, the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.

5. Trust Indenture Acts Controls. If any provisions hereof limit, qualify or conflict with any provisions of the TIA required under the TIA to be a part of or govern this Second Supplemental Indenture, the provisions of the TIA shall control. If any provision hereof modifies or excludes any provision of the TIA that pursuant to the TIA may be so modified or excluded, the provision of the TIA as so modified or excluded hereby shall apply.

6. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note shall waive and release all such liability.

7. GOVERNING LAW. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture, or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

[Signature pages follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written above.

WESTERN DIGITAL CORPORATION, as Issuer

By:	/s/ Mark Long
	Name:	Mark Long
	Title:	President WD Capital, Chief Strategy Officer and Chief Financial Officer

HGST, INC.
WD MEDIA, LLC
WESTERN DIGITAL (FREMONT), LLC
WESTERN DIGITAL TECHNOLOGIES, INC., as Guarantors

By:	/s/ Michael C. Ray
	Name:	Michael C. Ray
	Title:	Secretary of HGST, Inc.
Secretary of WD Media, LLC
Vice President and Secretary of Western
Digital (Fremont), LLC
Executive Vice President, Chief Legal
Officer and Secretary of Western Digital
Technologies, Inc.

[Signature Page to Second Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Paula Oswald
Name: Paula Oswald
Title: Vice President

[Signature Page to Second Supplemental Indenture]